EXHIBIT 99.3

JOINT FILING AGREEMENT

                The undersigned hereby agree that this statement on Schedule 13D with respect to the securities of Speedus Corp. is, and any amendment thereto signed by each of the undersigned shall be, filed on behalf of each undersigned pursuant to and in accordance with the provisions of 13d-1(k) under the Securities Exchange Act of 1934, as amended and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. the undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.

/s/ Shant S. Hovnanian

Dated: November 1, 2007	Shant S. Hovnanian

/s/ Hilde Jenssen Hovnanian

Dated: November 1, 2007	Hilde Jenssen Hovnanian, Trustee of the Vahak W. Hovnanian Asset Trust, the Paris J. Hovnanian Asset Trust and the Charentz J. Hovnanian Asset Trust